Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.Amgen.com
News Release

AMGEN’S THIRD QUARTER 2004 ADJUSTED EARNINGS PER SHARE INCREASED 21 PERCENT TO 64 CENTS

THIRD QUARTER GAAP EARNINGS PER SHARE OF 18 CENTS INCLUDES A $554 MILLION ACQUIRED IN-PROCESS R&D CHARGE RELATED TO TULARIK ACQUISITION

Total Product Sales Grew 23 Percent in the Third Quarter Led by Aranesp® and Enbrel®

2004 Guidance Increased for Total Revenue and Adjusted Earnings Per Share

THOUSAND OAKS, Calif. (Oct 20, 2004) – Amgen Inc. (Nasdaq: AMGN), the world’s largest biotechnology company, today announced adjusted earnings per share of 64 cents for the third quarter of 2004 versus 53 cents for the third quarter of 2003, an increase of 21 percent. The company increased full-year guidance for adjusted earnings per share to a range of $2.38 to $2.43 from the previous range of $2.30 to $2.40. Total revenue guidance for 2004 was increased to a range of $10.3 to $10.6 billion from the previous range of $9.7 to $10.4 billion.

Adjusted earnings per share and adjusted net income for the three and nine months ended September 30, 2004 and 2003 exclude certain charges and expenses related to the acquisitions of Tularik, Inc. in the third quarter of 2004 and Immunex Corporation in 2002. These charges and certain other items are detailed on the reconciliation tables below.

Total revenue increased 23 percent to $2.7 billion in the third quarter of 2004 versus $2.2 billion in the comparable period in 2003. Adjusted net income was $839 million in the third quarter of 2004 versus $714 million in the third quarter of 2003, an increase of 18 percent.

On a reported basis and in accordance with U.S. generally accepted accounting principles (GAAP), Amgen reported earnings per share of 18 cents in the third quarter of 2004 versus 46 cents in the third quarter of 2003, a 61 percent decrease. GAAP net income for the third quarter 2004 was $236 million versus $612 million in the third quarter of 2003, a decrease of 61 percent. GAAP earnings per share and net income decreased primarily due to the write-off of acquired in-process research and development of $554 million related to the acquisition of Tularik, Inc.

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AMGEN’S THIRD QUARTER 2004 ADJUSTED EARNINGS PER SHARE INCREASED 21 PERCENT TO 64 CENTS

“We had excellent growth during the third quarter, made clinical and regulatory progress, and gained a significant victory toward protecting our intellectual property,” said Kevin Sharer, Amgen’s chairman and chief executive officer. “We initiated large Phase 3 studies in postmenopausal osteoporosis and treatment-induced bone loss for AMG 162. The company received two significant regulatory approvals in the U.S. for ENBREL including approval for a convenient 50 mg/mL pre-filled syringe as well as approval to manufacture ENBREL in a Genentech facility, which will enhance our ability to meet growing demand for this key product. We also recently received an affirmation of our erythropoietin patents in a ruling from the U.S. District Court of Massachusetts. The court’s ruling, along with earlier decisions, confirms that all four of our patents on erythropoietin are valid, enforceable and infringed by Transkaryotic Therapies Inc. and Aventis Pharmaceuticals Inc.”

Product Sales Performance and Expenses

Third quarter total product sales increased 23 percent to $2.6 billion from $2.1 billion in the third quarter of 2003. This strong sales growth was primarily driven by sales of Aranesp® (darbepoetin alfa) and ENBREL.

U.S. product sales were $2.1 billion, an increase of 20 percent versus the third quarter of last year. International sales were $419 million for the third quarter of 2004 versus $300 million for the same quarter last year, an increase of 40 percent. Excluding the impact of foreign exchange in the third quarter of 2004, international sales would have grown 31 percent.

Combined worldwide sales of EPOGEN® (Epoetin alfa), Amgen’s anemia therapy for patients on dialysis, and Aranesp, its latest anemia product for the treatment of anemia associated with chronic renal failure and anemia due to chemotherapy, increased 21 percent to $1.3 billion during the third quarter of 2004 from $1.1 billion during the third quarter of 2003. The company now expects combined full-year 2004 EPOGEN and Aranesp sales in the range of $4.8 to $5.1 billion from the previous $4.6 to $5.1 billion range.

Sales of EPOGEN were $681 million for the third quarter of 2004, an increase of 9 percent over the same quarter last year. The company believes this growth was driven by increases in wholesaler inventory levels, and to a lesser extent, end-user customer demand. For the full-year, the company expects that EPOGEN sales will grow at a slightly higher rate than the underlying patient growth rate of approximately 4 percent.

Worldwide Aranesp sales increased 39 percent during the third quarter of 2004 to $608 million versus $438 million in the third quarter of last year. The company believes worldwide Aranesp sales were driven by demand and market share gains. U.S. sales were impacted by higher discounts associated with performance-based contracts.

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AMGEN’S THIRD QUARTER 2004 ADJUSTED EARNINGS PER SHARE INCREASED 21 PERCENT TO 64 CENTS

Third quarter U.S. Aranesp sales were $374 million versus $284 million last year. International Aranesp sales were $234 million versus $154 million in the third quarter last year.

Combined worldwide sales of Neulasta and NEUPOGEN increased 14 percent to $752 million from $657 million in the third quarter last year. This increase was driven by worldwide Neulasta demand. The company has raised its guidance for full-year 2004 combined NEUPOGEN and Neulasta sales to a range of $2.8 to $3.1 billion from the previous $2.7 to $3.0 billion. Neulasta is Amgen’s once-per-cycle product for decreasing the risk of chemotherapy-related infections due to neutropenia, and NEUPOGEN is used to decrease the incidence of many types of chemotherapy-related infections.

Worldwide Neulasta sales increased 38 percent to $450 million in the third quarter of 2004, including $66 million of international sales. U.S. Neulasta sales increased 26 percent to $384 million in the third quarter versus $304 million for the third quarter of last year, reflecting an increase in demand. U.S. sales were impacted by higher discounts associated with performance-based contracts.

Worldwide NEUPOGEN sales were $302 million in the third quarter of 2004 versus $330 million in the prior year, a decrease of 8 percent due primarily to lower U.S. demand. Third quarter NEUPOGEN sales in the U.S. were $207 million versus $228 million in the third quarter of 2003, a decrease of 9 percent.

ENBREL, Amgen’s leading biologic for inflammation, had third quarter sales of $496 million, a 45 percent increase over third quarter 2003 sales of $342 million. This increase was driven by growing demand in the rheumatology and dermatology segments due to greater use of biologics. Full-year sales guidance for ENBREL was raised to the range of $1.8 to $1.9 billion from the previous range of $1.6 to $1.8 billion.

Operating Expenses on an adjusted basis in both periods were as follows:

•	Cost of sales increased 33 percent to $447 million from $336 million in the third quarter of 2003 primarily due to increased sales volumes and product mix changes.

•	In the third quarter of 2004, Research and Development (R&D) expenses rose 24 percent to $495 million versus $400 million in the third quarter of 2003. This increase was primarily due to additions of R&D personnel, including those from Tularik, Inc.

•	Selling, general and administrative (SG&A) expenses increased 36 percent to $635 million in the third quarter of 2004 versus $468 million in the previous year. This increase was primarily due to higher staff-related expenses; a higher proportion of profit sharing with Wyeth because of ENBREL’s strong growth; and higher compensation expenses as a result of increased sales.

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AMGEN’S THIRD QUARTER 2004 ADJUSTED EARNINGS PER SHARE INCREASED 21 PERCENT TO 64 CENTS

The third quarter adjusted tax rate of 27 percent was lower than the prior year due to increased benefit from our Puerto Rico manufacturing operations.

In the third quarter of 2004, share repurchases totaled $1.4 billion representing approximately 24 million shares. Capital expenditures in the third quarter were $298 million compared to $388 million for the same period a year ago. The company’s cash and marketable securities were $3.8 billion at the end of the quarter.

The company announced that it would provide financial guidance for 2005 in conjunction with its full-year 2004 business results toward the end of January 2005.

Product and Pipeline Highlights

Aranesp: Aranesp received regulatory approval in Europe for two new extended dosing regimens to help physicians and patients simplify anemia management; once-every-three-weeks in adult cancer patients with non-myeloid malignancies receiving chemotherapy and up to once-per-month for chronic kidney disease (CKD) patients not yet on dialysis.

ENBREL: The new 50 mg/mL pre-filled syringe of ENBREL was approved in the U.S. as the recommended dosing form for treatment in all approved adult indications. The new pre-filled syringe, available for patient use in the fourth quarter 2004, will eliminate the need to mix drug prior to injecting and allows most patients receiving ENBREL to take only one injection per week. ENBREL also received approval in the U.S. as the first and only biologic to be indicated to induce a Major Clinical Response in patients with rheumatoid arthritis. Additionally, the ENBREL label was expanded to include data that shows ENBREL inhibited the progression of joint damage for up to five years in the majority of patients.

Last week, the FDA approved the manufacture of ENBREL bulk drug substance by Genentech, Inc., expanding Amgen’s ability to satisfy the growing patient demand for this product.

Mimpara®: The Committee for Medicinal Products for Human use (CHMP) of the European Medicines Agency (EMEA) issued a positive opinion for Mimpara (cinacalcet HCl) recommending the grant of marketing authorization in the European Union for the treatment of secondary hyperparathyroidism in end-stage renal disease patients on maintenance dialysis, and reduction of elevated calcium levels (hypercalcemia) in patients with parathyroid carcinoma.

AMG 162: Pivotal Phase 3 studies for AMG 162 in postmenopausal osteoporosis and treatment-induced bone loss were initiated during the quarter. Also, study results from a Phase 2, 12-month study investigating the safety and efficacy of AMG 162 in postmenopausal osteoporosis were presented recently at ASBMR, the American Society of Bone and Mineral Research.

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AMGEN’S THIRD QUARTER 2004 ADJUSTED EARNINGS PER SHARE INCREASED 21 PERCENT TO 64 CENTS

For more product information or the full prescribing information, please refer to the Amgen Web site at www.amgen.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2003, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by first party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole first party suppliers.

About Amgen

Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

CONTACT:	Amgen, Thousand Oaks
Christine Cassiano, 805/447-4587 (Media)
Laura Biswas, 805/447-1060 (Investors)

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AMGEN’S THIRD QUARTER 2004 ADJUSTED EARNINGS PER SHARE INCREASED 21 PERCENT TO 64 CENTS

Appendix I

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30, 2004				Three Months Ended September 30, 2003
	GAAP	Adjustments		“Adjusted”	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$2,560	$—		$2,560	$2,078	$—		$2,078
Other revenues	153	—		153	130	—		130

Total revenues	2,713	—		2,713	2,208	—		2,208

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	447	—		447	340	(4)	(5)	336
Research and development	502	(7)	(1)	495	408	(8)	(5)	400
Selling, general and administrative	632	(8)	(1)	635	519	(4)	(5)	468
		11	(2)			(47)	(6)
Write-off of acquired in-process R&D	554	(554)	(3)	—	—	—		—
Amortization of intangible assets	84	(84)	(4)	—	84	(84)	(4)	—

Total operating expenses	2,219	(642)		1,577	1,351	(147)		1,204

Operating income	494	642		1,136	857	147		1,004

Interest and other income, net	15	—		15	9	—		9

Income before income taxes	509	642		1,151	866	147		1,013

Provision for income taxes	273	39	(9)	312	254	45	(9)	299

Net income	$236	$603		$839	$612	$102		$714

Earnings per share:
Basic	$0.19			$0.66	$0.47			$0.55
Diluted (10)	$0.18			$0.64	$0.46			$0.53

Shares used in calculation of earnings per share:
Basic	1,272			1,272	1,289			1,289
Diluted (10)	1,320			1,320	1,348			1,348

(1) - (10) See explanatory notes

AMGEN’S THIRD QUARTER 2004 ADJUSTED EARNINGS PER SHARE INCREASED 21 PERCENT TO 64 CENTS

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Nine Months Ended September 30, 2004				Nine Months Ended September 30, 2003
	GAAP	Adjustments		“Adjusted”	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$7,199	$—		$7,199	$5,631	$—		$5,631
Other revenues	442	—		442	379	—		379

Total revenues	7,641	—		7,641	6,010	—		6,010

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	1,255	(2)	(5)	1,253	952	(14)	(5)	938
Research and development	1,411	(7)	(1)	1,388	1,153	(26)	(5)	1,127
		(16)	(5)
Selling, general and administrative	1,740	(8)	(1)	1,735	1,341	(12)	(5)	1,282
		(8)	(5)			(47)	(6)
		11	(2)
Write-off of acquired in-process R&D	554	(554)	(3)	—	—	—		—
Amortization of intangible assets	252	(252)	(4)	—	252	(252)	(4)	—
Other items, net	—	—		—	(24)	74	(7)	—
						(50)	(8)

Total operating expenses	5,212	(836)		4,376	3,674	(327)		3,347

Operating income	2,429	836		3,265	2,336	327		2,663

Interest and other income, net	46	—		46	67	—		67

Income before income taxes	2,475	836		3,311	2,403	327		2,730

Provision for income taxes	801	111	(9)	912	690	115	(9)	805

Net income	$1,674	$725		$2,399	$1,713	$212		$1,925

Earnings per share:
Basic	$1.32			$1.88	$1.33			$1.49
Diluted (10)	$1.28			$1.83	$1.28			$1.44

Shares used in calculation of earnings per share:
Basic	1,273			1,273	1,289			1,289
Diluted (10)	1,323			1,323	1,348			1,348

(1) - (10) See explanatory notes

AMGEN’S THIRD QUARTER 2004 ADJUSTED EARNINGS PER SHARE INCREASED 21 PERCENT TO 64 CENTS

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(1)	To exclude the incremental compensation provided to certain Tularik, Inc. employees principally related to non-cash compensation expense associated with stock options assumed in connection with the acquisition and amounts payable under the Tularik, Inc. short-term retention plan. The total estimated remaining costs of such incremental compensation is approximately $40 million, pre-tax.

(2)	To exclude the impact to the Company of its share of the third-party reimbursement received by Kirin-Amgen, Inc. (“KA”) related to the Genentech, Inc. (“Genentech”) legal settlement (see (6) below).

(3)	To exclude the non-cash expense associated with writing off the acquired in-process research and development related to the Tularik, Inc. acquisition.

(4)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL®, related to the Immunex Corporation (“Immunex”) acquisition. The total annual non-cash charge is currently estimated to be approximately $340 million, pre-tax.

(5)	To exclude the incremental compensation payable to certain Immunex employees principally under the Immunex short-term retention plan. All amounts have been incurred under this plan.

(6)	To exclude the impact to the Company of a legal settlement paid to Genentech in connection with settling a patent litigation matter relating to the Company’s processes for producing NEUPOGEN® and Neulasta®. Pursuant to the terms of a license agreement between the Company and KA, an entity 50% owned by the Company, KA was obligated to indemnify the Company for the payment made to Genentech. The Company accounts for its ownership interest in KA under the equity method and, accordingly, recorded its share of such loss incurred by KA in “Selling, general and administrative.”

(7)	To exclude a benefit for the recovery of costs and expenses associated with a legal award related to an arbitration proceeding with Johnson & Johnson.

(8)	To exclude a cash contribution to the Amgen Foundation.

(9)	To reflect the tax effect of the above adjustments, except for the write-off of acquired in-process R&D (see (3) above).

AMGEN’S THIRD QUARTER 2004 ADJUSTED EARNINGS PER SHARE INCREASED 21 PERCENT TO 64 CENTS

(10)	The following tables present the computations for GAAP and “Adjusted” diluted earnings per share computed under the treasury stock and the “if-converted” methods:

	Three Months Ended September 30, 2004		Three Months Ended September 30, 2003
	GAAP	“Adjusted”	GAAP	“Adjusted”
Income (Numerator):
Net income for basic EPS	$236	$839	$612	$714
Adjustment for interest expense on Convertible Notes, net of tax	5	5	5	5

Net income for diluted EPS, after assumed conversion of Convertible Notes	$241	$844	$617	$719

Shares (Denominator):
Weighted-average shares for basic EPS	1,272	1,272	1,289	1,289
Effect of Dilutive Securities	13	13	24	24
Effect of Convertible Notes, after assumed conversion of Convertible Notes	35	35	35	35

Adjusted weighted-average shares for diluted EPS	1,320	1,320	1,348	1,348

Diluted earnings per share	$0.18	$0.64	$0.46	$0.53

	Nine Months Ended September 30, 2004		Nine Months Ended September 30, 2003
	GAAP	“Adjusted”	GAAP	“Adjusted”
Income (Numerator):
Net income for basic EPS	$1,674	$2,399	$1,713	$1,925
Adjustment for interest expense on Convertible Notes, net of tax	16	16	16	16

Net income for diluted EPS, after assumed conversion of Convertible Notes	$1,690	$2,415	$1,729	$1,941

Shares (Denominator):
Weighted-average shares for basic EPS	1,273	1,273	1,289	1,289
Effect of Dilutive Securities	15	15	24	24
Effect of Convertible Notes, after assumed conversion of Convertible Notes	35	35	35	35

Adjusted weighted-average shares for diluted EPS	1,323	1,323	1,348	1,348

Diluted earnings per share	$1.28	$1.83	$1.28	$1.44

AMGEN’S THIRD QUARTER 2004 ADJUSTED EARNINGS PER SHARE INCREASED 21 PERCENT TO 64 CENTS

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
EPOGEN® - U.S	$681	$626	$1,904	$1,784
Aranesp® - U.S.	374	284	1,084	659
Aranesp® - International	234	154	684	382
Neulasta® - U.S.	384	304	1,082	848
Neulasta® - International	66	23	189	41
NEUPOGEN® - U.S.	207	228	574	655
NEUPOGEN® - International	95	102	292	290
ENBREL® - U.S.	477	329	1,282	887
ENBREL® - International	19	13	51	32
Other product sales - U.S.	18	7	40	31
Other product sales - International	5	8	17	22

Total product sales	$2,560	$2,078	$7,199	$5,631

U.S.	$2,141	$1,778	$5,966	$4,864
International	419	300	1,233	767

	$2,560	$2,078	$7,199	$5,631

AMGEN’S THIRD QUARTER 2004 ADJUSTED EARNINGS PER SHARE INCREASED 21 PERCENT TO 64 CENTS

Amgen Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 30, 2004		December 31, 2003
Assets
Current assets:
Cash and marketable securities	$3,838		$5,123
Trade receivables, net	1,413		1,008
Inventories	716		713
Other current assets	808		558

Total current assets	6,775		7,402
Property, plant, and equipment, net	4,549		3,799
Intangible assets, net	4,278		4,456
Goodwill	10,437		9,716
Other assets	772		804

Total assets	$26,811		$26,177

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$2,287		$2,204
Convertible notes	2,904	*	—

Total current liabilities	5,191		2,204
Deferred tax liabilities	1,484		1,462
Other non-current liabilities	128		42
Long-term debt	200		3,080	*
Stockholders’ equity	19,808		19,389

Total liabilities and stockholders’ equity	$26,811		$26,177

Shares outstanding	1,270		1,284

*	Holders of the Convertible Notes may require the Company to purchase all or a portion of the notes on specific dates as early as March 1, 2005 at the original issuance price plus accrued original issue discount through the purchase date. Accordingly, as of September 30, 2004, the Convertible Notes have been reclassified from long-term debt to current liabilities.

AMGEN’S THIRD QUARTER 2004 ADJUSTED EARNINGS PER SHARE INCREASED 21 PERCENT TO 64 CENTS

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ended December 31, 2004

2004
“Adjusted” earnings per share guidance	$2.38 - $ 2.43
Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets (1)	(0.20)
Immunex merger related incremental compensation (2)	(0.01)
Tularik merger related incremental compensation (3)	(0.01)
Third-party Genentech legal reimbursement (4)	0.01
Write-off of Tularik acquired in-process R&D (5)	(0.42)

GAAP earnings per share guidance	$1.75 - $1.80

(1)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL®, related to the Immunex acquisition. The total annual non-cash charge is currently estimated to be approximately $340 million, pre- tax.
(2)	To exclude the incremental compensation payable to certain Immunex employees principally under the Immunex short-term retention plan.
(3)	To exclude the incremental compensation provided to certain Tularik, Inc. employees principally related to non-cash compensation expense associated with stock options assumed in connection with the acquisition and amounts payable under the the Tularik, Inc. short-term retention plan.
(4)	To exclude the impact to the Company of its share of the third-party reimbursement received by KA related to the Genentech legal settlement.
(5)	To exclude the non-cash expense associated with writing off the acquired in-process research and development related to the Tularik, Inc. acquisition.